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                                                                    Exhibit 99.2


FOR RELEASE WEDNESDAY, SEPTEMBER 23, 1998 AT 5:00 AM EST
--------------------------------------------------------
Contact:
Clare Midgley                               Neil Cohen (media)
Sally McCraven                              Stephanie Seiler (investor)
Millennium Pharmaceuticals, Inc.            Noonan/Russo Communications
(617) 679-7480                              (212) 696-4455
(617) 577-3548

                   MILLENNIUM REACHES OVER $1 BILLION IN TOTAL
                         PHARMACEUTICAL ALLIANCE FUNDING

   - COMMITMENT TO REVOLUTIONIZING THE DRUG DISCOVERY AND DEVELOPMENT PROCESS
                 IS THE BASIS FOR FORWARD INTEGRATION STRATEGY -

CAMBRIDGE, Mass., September 23, 1998 - Millennium Pharmaceuticals, Inc. (Nasdaq:
MLNM) today announced that based on its most recent alliance with Bayer AG (see related announcement) the Company has reached over $1 billion in potential pharmaceutical partnership funding. As a result, assuming the Millennium-Bayer alliance receives FTC approval by year-end as anticipated, the Company expects to be profitable for 1998, close the year with over $160 million in cash on-hand, and be poised to leverage its strengthened financial position to expand its drug discovery and development capabilities.

The primary goal of the Millennium-Bayer alliance is for Millennium to supply 225 important new "drug targets" identified as relevant for cardiovascular disease, cancer, osteoporosis, pain, liver fibrosis, hematology and viral infections. Over the five-year term of the alliance, Bayer will provide up to $465 million in total funding to Millennium, including an up-front equity investment and license fee of $130 million, and an additional $335 million in a combination of license fees, annual research funding and performance fees. Millennium will have rights to develop on its own behalf a large number of targets, high throughput screens and lead compounds resulting from the alliance in order to enhance its pipeline of candidate drugs for potential clinical development. The Company also retains the right to use information generated in the collaboration for the development of biotherapeutic and diagnostic products.

Millennium's success in establishing significant pharmaceutical discovery and development alliances has enabled us to build what we believe to be the largest discovery pipeline in the biotechnology industry today. Within the next decade, we expect this pipeline will begin to deliver several new products to the market each year," said Mark Levin, chief executive officer of Millennium.




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   MILLENNIUM REACHES OVER $1 BILLION IN TOTAL PHARMACEUTICAL ALLIANCE FUNDING

"Furthermore, we believe that our integrated technology platform and leading-edge expertise in genomics-based drug discovery can revolutionize the drug discovery and development process, increasing productivity by up to 50%, while generating breakthrough products that will address the cause, not just the symptoms, of major human diseases," Mr. Levin added.

"We have always sought to establish innovative pharmaceutical alliances that provide Millennium with significant near-term revenues without sacrificing our ability to participate in higher value, downstream opportunities," said Steven Holtzman, chief business officer of Millennium. "Both our new alliance with Bayer and our alliance initiated last year with Monsanto continue, and have taken to a new level, Millennium's tradition of "non-traditional" biotech-pharma partnerships. These relationships demonstrate the strengths of Millennium and allow us to forward integrate while maintaining the breadth of our early-stage pipeline," Holtzman added.

                       ADDITIONAL TERMS OF BAYER ALLIANCE

Millennium will have primary responsibility for target identification and validation; Bayer and Millennium will share responsibility for configuring assays for screening; Bayer will be responsible for conducting high throughput screening; and, the parties will share responsibility for further qualifying and developing lead compounds resulting from screening.

Once configured as high throughput assays, Bayer will be responsible for conducting screening and generating lead compounds within a defined timetable. Similarly, lead compounds further advanced by Bayer will also be subject to diligent development according to a defined timetable. Throughout this process, select targets, configured assays, and lead compounds of high strategic value to Bayer will be designated for exclusive use by Bayer.

Bayer will have worldwide responsibility for marketing the small molecule drugs it chooses to develop from the targets delivered by Millennium. Additionally, Bayer will pay royalties to Millennium on the sale of any marketed products developed from the collaborative effort.

"This collaboration provides a secure financial foundation for Millennium's current drug discovery efforts, as well as critical financial and non-financial resources for the forward-integration of our own proprietary drug development efforts," said Mr. Holtzman.

Millennium, a leading drug discovery and development company, employs large-scale genetics, genomics, high throughput screening and informatics in an integrated science and technology platform. This innovative drug discovery platform is applied across the entire healthcare sector, from gene identification through patient management, to accelerate and transform the discovery and development of proprietary therapeutic and diagnostic products and services. Headquartered in Cambridge, Massachusetts, Millennium and its affiliates currently employ more than 620 people.


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   MILLENNIUM REACHES OVER $1 BILLION IN TOTAL PHARMACEUTICAL ALLIANCE FUNDING

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in such forward looking statements include uncertainties relating to gene identification, drug discovery and clinical development processes; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection; and uncertainties relating to the Company's ability to obtain the substantial additional funds required for its progress. The factors that could affect the performance of Millennium are more fully described in filings by Millennium with the Securities and Exchange Commission including but not limited to the factors set forth under the heading "Business -- Factors That May Affect Results" in the Annual Report on Form 10-K of Millennium for the year ended December 31, 1997 as filed on March 31, 1998.

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    Editor's Note: This release and background materials are available on the
                               Millennium website
                             at: http://www.mlnm.com

     Editor's Note: For additional information, please call Sally McCraven at (617) 577-3548 or
                       Neil Cohen at (212) 696-4455, x205.